Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JULY 29, 2015/11:00AM EST

Operator

Good day, and welcome to the Saia Incorporated second quarter 2015 results conference. Today's conference is being recorded. At this time, I would like to turn the conference over to Doug Col. Please go ahead, sir.

Doug Col

Thanks Derek. Good morning everyone, welcome to Saia's second quarter 2015 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer, and Fritz Holzgrefe, our Vice President of Finance and Chief Financial Officer. Before we begin, you should know during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer to our press release and most recent SEC filings, for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O'Dell.

Rick O’Dell

Good morning, and thank you for joining us today. I am pleased to report record second quarter earnings for Saia, our fourth consecutive quarter of record earnings. Our positive year-over-year improvement and profitability is very satisfying, in that it was achieved by maintaining our approach, combining effective revenue mix management and strong yield improvement, supported by our quality service. Our second quarter financial results reflect our 20th consecutive quarter of year-over-year improvement in yield. A few highlights from this year's second quarter compared to the second quarter of 2014 are, our LTL yields rose 3.9%, despite significantly lower contribution from fuel surcharge. Our operating income was $31.3 million compared to $22.7 million. Our operating ratio improved by 280 basis points to a 90.3, and our diluted earnings per share of $0.75, compares to $0.53 last year.

A little more to the first quarter results. We executed particularly well in the pricing, network optimization, safety, and claims prevention areas, which contributed materially to the results. In particular, it's nice to see clear returns from the ongoing investment in quality, as we lowered our cargo claims ratio to a record 0.77% in the quarter, further strengthening our value proposition in the marketplace. The year-over-year comparison benefits from what I would call, a more normal experience in terms of accident severity, as with the cargo claims improvement, it's encouraging to see improved results from our safety initiatives and our use of in-cab technology.

Finally, our reported LTL tonnage decline of 6% is a bit misleading, as our industry is no longer experiencing truckload tonnage spillover volumes that were prevalent most all of last year, which helped drive LTL tonnage growth a year ago. Note that the shipment decline is approximately half of the 6% tonnage decline, and was also materially impacted by softness in the oil patch, where Saia has a significant market share. Now I would like to have Fritz Holzgrefe review our second quarter results in more detail. Fritz.

Fritz Holzgrefe

Thanks Rick, and good morning to everyone. As Rick mentioned the second quarter of 2015 diluted earnings per share were $0.75, the total revenue of $323 million compares to $330 million in the second quarter of last year. Operating income of $31.3 million compares favorably with operating income of $22.7 million in last year's second quarter, both periods included 64 work days. As Rick mentioned, second quarter LTL yield rose 3.9%, reflecting the positive impact of our continued pricing actions, partially offset by lower fuel surcharge contributions.

I would like to mention a few key expense items, and how they impacted second quarter results. Salary wages and benefits rose 6.4% to $170 million in the second quarter, reflecting last year's general wage increase, which averaged 3% across our employee base, as well as headcount increases that we have made to support safety, claims prevention, employee relations, and field sales resources. Purchase transportation declined 28% to $20.2 million, or 6.2% of revenue versus 8.5% of revenue last year. This comparison benefited from network improvements, lower volumes, and lower fuel surcharge on purchase transportation. Depreciation and amortization of $16.6 million compares to $15.1 million last year, due to continued investment in tractors and trailers. As our fleet age continues to drop, we benefit from enhanced fuel efficiency. Fuel mileage improved by 0.9% to 6.76 miles per gallon in the second quarter.

Claims and insurance expense was $6.4 million in the quarter compared to $14.2 million in the second quarter last year, a quarter which saw unusual accident severity. As Rick mentioned, our cargo claims ratio of 0.77% compares to 1% last year, and was a Company record for the quarter. Our effective tax rate was 36.3% for the second quarter of 2015, and we believe that 37.8% is a reasonable run rate to use for the remainder of the year. At June 30, 2015, total debt was $108.6 million, net debt to total capital was 20.8%, this compares to total debt of $83 million and net debt to total capital of 17.7% at December 31, 2014. The year-to-date increase in debt is primarily related to our acquisition of LinkEx in February, and ongoing real estate projects.

Net capital expenditures in the first half of the year were $73.3 million, including equipment acquired with capital leases. This compares to $66.7 million of net capital expenditures in the first half of 2014. Full year 2015 net capital expenditures are forecast to be approximately $125 million, including some additional equipment replacement and ongoing real estate projects during the remainder of the year. Now I would like to turn the call back to Rick.

Rick O’Dell

Before we open it up for questions, I'd like to add a little bit of detail. Our LTL tonnage was down 6% in the quarter compared to last year. The decline is comprised of a 2.9% decrease in the number of LTL shipments, along with the average weight per shipment decreasing by 3.2%. We believe the decline in shipment count and the weight per shipment were primarily due to our disciplined pricing actions, the previously mentioned lack of truckload spillover freight, and lower volumes from the energy sector.

The sequential drop in our weight per shipment from the first quarter to the second quarter was only 0.5%, and feels like normal seasonality. Despite negative tonnage and increasing driver wages, we supported investments in quality and were able to grow our operating income by 38% over last year, illustrating the importance of yield, revenue mix management, and network optimization to operating profitability. With a more balanced network, our needs for expensive purchase transportation lessened, consequently our purchase transportation miles as a percent of total linehaul miles fell to 11.5%, from 15% of our miles in the second quarter a year ago. As I said before on these calls, it does not make sense to add equipment, personnel and all of the associated costs of these additions in a tight high cost driver market, while handling freight with poor profitability profiles.

While I would prefer to have both tonnage and yield in the current increasing industry backdrop, I believe it's most important to keep our eyes squarely on revenue mix management, and the equal opportunity with customers who truly value size outstanding service quality. We faced challenging tonnage comparisons again in the third quarter, but the LTL landscape remaining conducive to continuing our strategy of pricing for improved profitability on an account by account, lane by lane basis. With these comments, we're now ready to answer your questions. Operator.

QUESTION AND ANSWER

Operator

Thank you. We'll take our first question from Jason Seidl with Cowen and Company.

Jason Seidl

Good morning guys.

Rick O’Dell

Good morning Jason.

Jason Seidl

A couple of questions. Rick, you mentioned that the environment remains conducive to you continuing to make progress and finding the shippers willing to pay for that progress, and it’s definitely showed up in your claims ratio. Can you talk a little bit about your ability to reprice contractual business? Has that changed much sequentially, and do you expect that to improve or stay the same as we look to the back half of the year?

Rick O’Dell

Sure. So our theoretical yield model shows that true yield adjusted for length of haul, weight per shipment, and fuel surcharge improved by about 8% in the quarter. Our contract renewals actually accelerated from about 5% last quarter, and we're in excess of 7% this quarter, so the market seems conducive, and I think we just are increasingly focused on the discipline to really not handle freight, or even a percentage of the customers shipments that quite frankly aren't paying their way in this type of a high cost market. We're still paying signing bonuses to drivers in 20 markets, and I know the public stuff says, hey, the capacity has loosened up, but if you guys have some drivers for me in Chicago or Denver or Southern California or Northern California, or Washington, you guys could please refer them to us, because we've got openings.

Jason Seidl

I mean, that's a very impressive result in terms of the pricing side, and geez, just think if actually volumes start flowing on in. And getting onto the volume side, Rick, how much do you think your decline is based on the fact that you guys are just being absolutely aggressive in making sure that the pricing compensatory out there, and how much do you think is just a little bit of a slowdown on the industrial side?

Rick O’Dell

I think the energy sector is the one that's having a pretty big impact on us. It probably, we now showed that sector down about 15%. Obviously, the TL spillover from last year had some impact as well. I would say half of our shipment count decline is really due to the segment in the energy sector that was particularly strong last year, and the other half, some of that is truckload spillover, and some of it is our own pricing actions. I would tell you if you just look across our regions, we've made some investments in sales, and if you exclude fuel surcharge, nine of our 11 regions actually grew revenue. The LA region was the strongest during the quarter, and I would also comment that if you exclude the impact of fuel surcharge, eight of our 11 regions actually grew field revenue, which is where we made our investment in incremental sales resources.

In 3PL business, we flipped some of our major repricing actions last year, we have looped those that have taken place, so our 3PL business is now up, our field business is actually up, and our national account business is down. If you really look at it, excluding the truckload spillover and the impact from the energy sector, I think our tonnage is probably flat, and when you consider we probably, I think we'll probably report industry-leading yield improvement, you can probably assume the rest of it was really due to our pricing actions.

Jason Seidl

Okay, that's fantastic color. One more before I go here. Can you talk about the ability to maybe potentially throw on some more tuck-in acquisitions in the back half of the year and in 2016?

Rick O’Dell

Yes. We would be interested in doing that. We're actually seeing some pretty good deal flow. I think since our LinkEx acquisition, we have some people reaching out to us, that we think it might be a good fit, so we're looking at some of those and it's certainly a possibility. I would tell you also as we continue to improve our operating ratio, which I see some clear opportunities to continue the efforts that we have going on, on both the revenue mix management, the yield, and we overlapped some of these tough comps, we would expect to see some positive tonnage over a period of time. We would also look at some organic expansion in some adjacent states as well in the next 18 months to two years as well.

Jason Seidl

Okay, fantastic, Rick, thanks for the time as always.

Rick O’Dell

Sure.

Operator

We'll take our next question from Brad Delco with Stephens.

Brad Delco

Good morning, Rick. How's it going?

Rick O’Dell

Good. How are you, Brad?

Brad Delco

Doing well. I don't know I may have jumped on late, did you provided monthly LTL tonnage trends through the second quarter, and can you give us an update on July thus far?

Rick O’Dell

Sure. I will have Fritz step through that. We like to do both the tonnage and the shipments, I think it sort of tells the story, too.

Brad Delco

Sure.

Fritz Holzgrefe

So Brad, if you look at the shipments for the quarter, so April, May and June in order, down 2.4%, down 3.1%, down 3% in June, so for the full quarter, shipments were down 2.9%. If you look at tonnage, April, May, June, it's down 5.4%, down 6.3%, down 6.2%, cumulative 6% for the quarter. If you look at kind of where we are in July, you're starting to see a little bit I think the return from our investment in sales, shipments are actually down through the mid part of July, it's only 2.1% to 2.2%, and tonnage would be 5.3% to 5.4%.

Brad Delco

Got you. Rick, as you sort of look out, I know you have tough comps in the third quarter, but at what point do you think will you return back to positive tonnage, with network balance and kind of the revenue mix improving with your customers? Do you think it's fair to say you can return to tonnage growth in 2016?

Rick O’Dell

We've targeted modest tonnage growth in 2016, and we could possibly turn positive in the fourth quarter, kind of just depending on what we're able to achieve there.

Brad Delco

So you're seeing enough with your investment in the sales force that you're winning the business you want, which I guess based on the last question, is that field the 3PL business?

Rick O’Dell

Those two segments generally operate better than our national account business, so if you look at where the majority of the repricing has been done, it's on the national account side. I would comment, too, I think I said this on an earlier call, that we've really gone through and repriced materially with some new thresholds for some of our Hazmat customers. Obviously, there's some incremental costs and complexity with handling those types of shipments, and we are pretty disciplined on how those segments operate, so that's had some impact as well. Obviously, we operated 90.3%, I have way less business that operates poorly than I used to, but it's still a material opportunity to continue to price on a granular level. I think I have also said this before, we've repriced the customer, whether it be a retail or a national customer, and then they reoptimize over us. It's a constant effort to continue to get to where you need to be, and at the same time, our costs are changing. We're cost-based profit oriented, to make sure we're properly compensated.

I think it was particularly pleasing when you look at historically, our South Central business with some of the best operating business that we have, and with the softness in the oil patch, we had material declines in revenue there, but we were able to hold our operating income flat there, and then throughout some of rest of our geography where we're growing field business, we saw material increases in our operating ratio through our execution, so we're demonstrating that it's working, and the market knows where there are tight driver markets on the capacity's side, and they know they need us in those markets. We are just making sure that, I don't need any incremental business out of Chicago operating at 93%. I think it should operate at 88%. We see this as a clear path for us to drive the operating ratio down into the mid-80s over time.

Brad Delco

I think we see that in these results and one thing I want to point out and maybe get your comments on how maybe this trends for the third quarter, the five-year sequential change in your OR from first to second quarter is usually about 250 basis points. You did 240, but the one unique thing is that we didn't have a GRI this quarter. I think that took me by surprise. What would you expect? Is there anything unusual with, I think your wages typically come in July, but anything unusual to look at in the third quarter, to suggest not normal sequential margin improvement?

Rick O’Dell

Yes, the wage increase is bigger than normal. I think we announced our driver wage increases are in the 5% to 6% range, depending upon driver type and location versus the recent historical average of 3% to 4%. There's some incremental costs, headwinds there. We are committed to our market base compensation philosophy, and our studies showed that there's wage pressure out there in the marketplace, and we're responding appropriately to that. So the wage increase is probably another half point headwind than we'd usually see.

While we have that, we would clearly expect our yield increases to overcome this by the time we enter the fourth quarter, so might be some impact on this quarter, but I don't think it's a multi-quarter thing. We would expect to get it back with what we've been able to achieve from a rate increase perspective. My contract renewals are running way higher than historical average.

Brad Delco

No, no, absolutely. All right, guys, I've taken up a lot of time. Thanks so much. Congratulations on the quarter.

Rick O’Dell

Thanks.

Operator

We'll take our next question with David Ross with Stifel.

David Ross

Good morning gentlemen.

Rick O’Dell

Good morning David.

David Ross

You mentioned the true yield being a big percent, but do you have a revenue per hundred weight number ex fuel? You said the 3.9 reported, what that was in the quarter?

Rick O’Dell

We don't really report it ex fuel.

David Ross

Okay. If we shift over and talk about service, because you talked about cargo claims ratio being at a record level. I know you guys have got that extreme guarantee, where you measure a lot of service points for customers. Is that improving on all service levels? Is there anything that still needs to be fixed there?

Rick O’Dell

We're always looking for opportunities to improve, and the tight capacity market, our goal is 98% on time service. We didn't quite round to that, so I didn't want to quote that we were 98% when we weren't quite there. So we're performing well from a service standpoint. There are a few of these driver markets where we've got some challenges, but we're very proud of kind of the quality that we have in a difficult market, and obviously, the cargo claims ratio improvement is a very important factor for customers as well, and on all of our metrics I think we're performing very well.

David Ross

And there's some legislation in the works about allowing twin 33-foot trailers. Have you looked at that as a potential impact on your business, and whether or not you might think that might be a benefit over the next couple of years?

Rick O’Dell

We have analyzed it. We think it’s a benefit. Obviously, there's some capital costs, that on a run rate basis, we believe our linehaul costs would improve somewhere in the neighborhood of $15 million. So it is probably worth an operating point to us. Once you put some incremental depreciation in there, you would want to move the fleet over a period of time.

David Ross

Excellent. Thank you very much.

Rick O’Dell

All right, thanks.

Operator

We'll take your next question from Art Hatfield with Raymond James.

Art Hatfield

Hey, good morning, everyone. Rick, did you mention what the normal progression in OR is from Q2 to Q3?

Rick O’Dell

Normally it gets about a point worse because of the wage increase.

Art Hatfield

Okay. And you're saying that you've got a little bit of a headwind this year, because of the higher than historical driver pay increase?

Rick O’Dell

Right. The other comment, I don't want to lose sight of this, but I'm also saying that with our anticipated rate increases through the quarter, we would expect to get that back in the fourth quarter.

Art Hatfield

Got it, okay, okay. Fair enough. So when we look at the business today, and you've done such a phenomenal job on the cost side, at some point to continue to improve the OR, theoretically you have to grow. If price goes on forever, yes, it can grow. Where are you at in extracting costs out of the business or efficiencies? Do you still have a lot there, or are we getting close to the point where you need incremental growth to start to see the continuation in the OR down?

Rick O’Dell

I think there are always opportunities to optimize in anything from ongoing efforts to have fuel efficiency, we're putting in an enhanced linehaul system, an enhanced maintenance system that should help us reduce costs in those areas, so I think there are plenty of opportunities for us to continue to improve and get better. I would also tell you while we've made a lot of progress on the yield sophistication, I think there are ongoing opportunities to price better, and have less opportunity for customers with sophisticated systems to optimize over you, and make sure you're being properly compensated in areas, so I think that's another incremental opportunity for us. And while we've materially priced a significant amount of our business, there's still a significant amount of our business, that let's just say operates above a 95 OR, which isn't giving us our return on invested capital, so we think we can reprice that and retain a large portion of that. We're getting better at it, and I think our customers are accepting that, all right, costs are going up, So I need whatever the number is 4% or 5% across the board, but this 20% of my business needs to be materially repriced, because it’s all hauled out of Chicago, or I'm going to Denver, Colorado, or the Pacific Northwest, and those lanes, they're not paying their way. It needs to be repriced, and we're seeing good retention in those areas. I can tell you of all of the repricing we've done, we haven't really lost a major customer. We've lost some portions of business in segments, but we've been successful getting some material increases and retaining the business.

Art Hatfield

Have you had the experience yet where some of that business has gone away for whatever reason, because of your efforts on pricing that has come back because they suffered from poor service at the new provider?

Rick O’Dell

I would tell you, the 3PL business, where we repriced 3PL three times last year, and we're in the middle of last year, we were not seeing the transaction 3PL business that I'm referring to. We weren't seeing the types of returns that we were looking for on the business levels we were seeing, and we repriced that last year at this point in time that revenue is now up 10% year-over-year. So the business comes back over a period of time, because other people go through their repricing initiatives as well, right, and you have a flight to quality of service over a period of time, too. So yes, it happens all of the time.

Art Hatfield

Great. That's very helpful. Thanks for your time this morning.

Rick O’Dell

All right, great, thanks.

Operator

We'll take our next question from Scott Group with Wolfe Research.

Scott Group

Thanks. Morning, guys.

Rick O’Dell

Morning, Scott.

Scott Group

So a couple of things. When you gave the tonnage commentary around July, Fritz, I think you said some of the sales initiatives are starting to pay off. Just curious, what tells you that it is internal sales initiatives paying off, and not just the market, and underlying demand aren't just starting to get a little bit better?

Fritz Holzgrefe

We look at the trend from quarter 2 to what we're seeing through this quarter, and I know where the emphasis is internally, and we're below the trend that we saw most recently, so that's positive. I think it's also in some of the data that Rick alluded to earlier, talking about different successes we have had across our different regions, so I think you're seeing some of that benefit now.

Rick O’Dell

If you look at it, eight of our eleven regions grew field revenue in the quarter, and obviously, two of the regions are heavily impacted by the energy sector, so you can see the places where we're applying resources. We're having success, and that's in that field sector there, right.

Scott Group

Okay. With the acceleration in pricing renewals that you talked about, should we start thinking about yield growth better than that 3.8%, 3.9% we saw in the second quarter, or better than the 8% true yield that you talked about? Do you think overall yield growth accelerates in the second half?

Rick O’Dell

Our kind of refocused efforts started in June last year and we've made some material headway, so our comps on yield get tougher on a year-over-year basis, but we also kind of overlapped the decline in fuel surcharge. I guess I would tell you I think our yield expectation is in the neighborhood of kind of where we're currently running, so mid-single digits. I really don't expect it to step down with what we see going on in the marketplace, and our own internal analytics show that there's still a material opportunity.

Scott Group

Yes, that makes sense. Last thing. So your commentary on margins that may be a little bit worse than normal in third quarter, but then better than normal in fourth quarter. Are you contemplating a GRI in either of those quarters, and would you expect one from the market in either of the quarters?

Rick O’Dell

I don't know, we tend to follow the market with the general rate increases. I guess my commentary wasn't really anticipating that, but if that were to happen, we tend to follow the market on probably a bit of a lag basis, just to make sure you don't run off a profitable segment, right.

Scott Group

So meaning if we get a GRI say around peak season in October, the fourth quarter could be a lot better than normal relative to third quarter?

Rick O’Dell

That would be true. But also compared to our historical norm, I would expect to increase rates materially more than I have in the past, just with my ongoing yield initiatives. Right? So part of my point was, while this quarter has a little bit stronger headwinds, then you would also say the fourth quarter seasonality would probably be better than normal off of 3Q, because of the yield that I expect to get in the quarter. My run rate is going to be at a different place. I'll cover the incremental costs by the time I hit 4Q.

Scott Group

Just with that in mind. In your mind is 2016 the year where you can breakthrough sub-90, or is that more of a 2017 in your mind?

Rick O’Dell

You want the year, the quarter, or what are you looking for?

Scott Group

The specific month actually would be great. No. If you have the year, that would be great.

Rick O’Dell

Look, I was disappointed that we didn't break 90 this quarter, okay. April and June were very good, May wasn't really a very good month for us, just the way the workdays fell and everything, It was interesting, I was pleased with where we ended up, but we had two very good quarters that were well into the 80s.

Fritz Holzgrefe

Two months.

Rick O’Dell

I'm sorry, two months that were well into the 80s, that got us the result that we did. So it's very achievable, and from a yield standpoint, I'll be disappointed if we don't get there next year, for the year.

Scott Group

Okay, great. Thank you, guys.

Rick O’Dell

All right.

Operator

We'll take our next question from Williard Milby with BB&T Capital Markets.

Willard Milby

Good morning guys, thanks for taking my question. if I could jump back to tonnage real quick, if I look at the monthlies from Q3 2014, July being the toughest with I guess the weird way July 5th worked out at 9.4%. It seems like tonnage could accelerate in these remaining months in Q3, especially with the changes in the sales force, and other initiatives that you've got going on. Is that kind of the feel you're getting for the quarter, and could we see tonnage accelerate sequentially, even in Q3 here?

Rick O’Dell

It could. We're kind of encouraged by some of the things that we're seeing, obviously going into July, and I think the opportunity is there for tonnage to turn positive some months, at least in 4Q, and certainly by 1Q. So I mean I think we're get some momentum, and particularly when you consider the toughness that we're seeing from an oil patch standpoint, that's a pretty big negative for us to overcome.

Willard Milby

Right, right. And just based on your commentary on overall sequential ORs about a point, it is historical norm anyway, and with the higher driver wages at 5% to 6%, adding another half point, that would imply flat OR year-over-year, but I'm getting the sense that you expect to do better than that. I want to confirm that, that year-over-year, better than flat for Q3?

Rick O’Dell

I think the issue is whether we can get enough yield to overcome that, and/or volume to overcome that. I think somewhere in that range is probably the most likely, 1 to 1.5 points worse. I also don't disagree with you. I'll be disappointed if we don't do better than last year.

Willard Milby

Great. All right, that's all I had. Thanks for the time.

Rick O’Dell

Okay.

Operator

We have no further questions. At this time, I would like to turn things back over to Mr. Rick O'Dell for any further or closing remarks.

Rick O’Dell

All right. Thanks for your interest in Saia. We appreciate it.

Operator

That does conclude today's conference. Thank you for your participation.